Emergent Capital, Inc. Announces Fourth Quarter and Year-End 2017 Results
Company Reports Book Value of $1.25 per Share

Boca Raton, Fla., March 13, 2018 – Emergent Capital, Inc. (OTCQB: EMGC) ("Emergent" or the "Company"), today announced its financial results for the three months and year ended December 31, 2017.

Three Months Ended December 31, 2017
Total loss from continuing operations was $1.7 million for the three months ended December 31, 2017 compared to total income from continuing operations of $3.7 million for the same period in 2016. The reduction was primarily a result of a change in the fair value of life settlements which was negatively impacted by updated life expectancies procured by the Company with respect to the insureds' lives and maturities of approximately $7.8 million compared to $3.8 million for the same period in 2016. The updated life expectancy reports implied that in aggregate, the insureds' health improved, therefore lengthening their life expectancies relative to prior life expectancies. This was offset by an increase in the gain on maturities of $5.3 million on three policies during the three months ended December 31, 2017 compared to a $3.1 million gain on maturity of two policies for the same period in 2016.

The following table provides a summary of the components of income from the Company's life settlements.

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016
Change in estimated probabilistic cash flows	$22,378	$20,994
Premiums paid during period	(21,617)	(18,931)
Change in life expectancy evaluation	(7,791)	(3,764)
Change in discount rates	—	2,156
Realized gain on maturities	5,287	3,098
Change in fair value of life settlements	$(1,743)	$3,553

*Amounts in thousands

Total expenses from continuing operations were $4.4 million for the three months ended December 31, 2017 compared to $27.3 million for the same period in 2016. The reduction was primarily attributable to interest expense of $7.3 million during the three month period compared to $8.1 million during the same period in 2016, and a gain of $6.7 million for the change in fair value of revolving credit facilities compared to a loss of $14.2 million during the same period in 2016.

Interest expense for the three months ended December 31, 2017 includes $4.7 million on the White Eagle Revolving Credit Facility; $1.2 million on the 5% Convertible Notes; $824,000 on the 8.5% Senior Secured Notes and $467,000 in participation interest for the White Eagle Revolving Credit Facility.

The Company reported a net loss from continuing operations of $2.9 million, or $(0.02) per diluted share for the three months ended December 31, 2017, compared to a net loss of 23.6 million, or $(0.84) per diluted share for the same period in 2016. The net loss for the quarter ended December 31, 2017 includes an income tax benefit of $3.2 million. There was no income tax benefit during the quarter ended December 31, 2016.

Year Ended December 31, 2017
Total income from continuing operations for the year ended December 31, 2017 was $51.9 million compared to $1.1 million during the same period in 2016. The increase is primarily due to13 policy maturities during the year ended December 31, 2017 which resulted in a net gain of $35.9 million compared to 12 policy maturities and a net gain of approximately $17.9 million for the year ended December 31, 2016. Income from continuing operations for 2016 was further impacted by the adoption of the 2015 VBT, which reduced the fair value of the Company's life settlements by $17.6 million.

The following table provides a summary of the components of income from the Company's life settlements.

	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2016
Change in estimated probabilistic cash flows	$89,940	$78,406
Premiums paid during period	(84,718)	(71,681)
2015 VBT Adoption	—	(17,638)
Change in life expectancy evaluation	(2,973)	(16,015)
Change in discount rates	13,411	9,305
Unrealized gain on acquisitions	—	611
Realized gain on maturities	35,891	17,876
Change in fair value of life settlements	$51,550	$864

*Amounts in thousands

Total expenses from continuing operations were $55.1 million for the year ended December 31, 2017 compared to $50.5 million for the same period in 2016. The increase was primarily associated with a one-time expense of $2.0 million for extinguishment of the 15% Senior Secured notes and $2.5 million in debt modification cost of the 8.5% Convertible Notes, offset by a $6.7 million reduction in operating expenses primarily due to a $2.7 million decrease in legal expenses, a $2.6 million decrease in professional fees and a $1.0 million decrease in personnel cost compared to the year ended December 31, 2016. During the year ended December 31, 2017, the Company reduced its headcount from 20 employees to 12 employees and recognized a onetime severance cost of approximately $1.0 million related to this reduction, which is included in personnel cost and is being paid over a period of twelve months.

The Company reported a net loss from continuing operations of $3.2 million, or $(0.04) per fully diluted share, for the year ended December 31, 2017 compared to a net loss of $49.4 million, or $(1.79) per fully diluted share, for the same period in 2016.

As of December 31, 2017, the Company had approximately $31.3 million of cash and cash equivalents and certificates of deposit of $1.0 million. The Company had 158,495,399 shares outstanding, treasury shares of 608,000 and an undiluted book value of $1.25 per share at December 31, 2017.

Life Settlements Portfolio Highlights
On December 31, 2017, the estimated fair value of the Company’s 608 life insurance policies was $567.5 million compared to $498.4 million for 621 life insurance policies at December 31, 2016. The weighted average discount rate was 15.95% at December 31, 2017 compared to 16.37% at December 31, 2016. The aggregate face value of the Company's portfolio of life insurance policies was approximately $2.9 billion at December 31, 2017.

During the year ended December 31, 2017, 13 life insurance policies that served as collateral under the White Eagle Revolving Credit Facility matured totaling $67.2 million of face value.

Revolving Credit Facility Highlights
During the year ended December 31, 2017, our facility experienced a change in fair value loss of approximately $4.5 million compared to a gain of approximately $1.4 million during the same period in 2016. This change in fair value is a combination of increased borrowings, the lengthening of life expectancies of certain insureds and an increase in the discount rate used to value the facility which was 18.57% at December 31, 2017 compared to 18.50% at December 31, 2016.

During the year ended December 31, 2017, we borrowed approximately $87.3 million from the facility, approximately $42.1 million was collected from maturity proceeds while approximately $19.6 million were utilized to repay principal during the year. In addition, for the first time, the Company was able to participate in the waterfall distribution receiving funds of approximately $570,000.

Assuming no event of default, funds on account from policy proceeds shall be distributed in specified stages of priority. For the year ended December 31, 2017, approximately $37.1 million of proceeds received from the maturity of policies pledged under the White Eagle Revolving Credit Facility, were distributed through the waterfall in the following stages of priority (in thousands):

	December 31, 2017	December 31, 2016
Clause	Amount		Use of Proceeds
First:	$313	$239	Custodian and Securities Intermediary
Second:	—	—	White Eagle - Ongoing Maintenance Cost Reimbursable
Third:	—	—	Administrative Agent - Protective Advances
Fourth:	39	53	Administrative Agent - Administrative Agent Fee and Legal Expense Reimbursement
Fifth:	16,037	10,932	Administrative Agent - Accrued and Unpaid Interest
Sixth:	19,633	34,799	Administrative Agent - Required Amortization
Seventh:	—	—	Administrative Agent - Amortization Shortfall
Eighth:	467	—	Administrative Agent - Participation Interest
Ninth:	—	—	Reserved
Tenth:	—	—	Administrative Agent Aggregate Unpaid Participation Interest
Eleventh:	—	—	Administrative Agent - Remaining Available Amount After Clause First to Tenth
Twelfth:	—	—	Wilmington Trust - Custodian and Securities Intermediary - Unpaid Fees
Thirteenth:	570	—	Borrower - Any Remaining Available Amount After Clause First to Twelfth
Total Distributions	$37,059	$46,023

About Emergent Capital, Inc.
Emergent (OTCQB: EMGC) is a specialty finance company that invests in life settlements. More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement
This press release may contain certain "forward-looking statements" relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include (1) loss of key management and other personnel, (2) risks associated with our debt leverage and operating covenants under our debt instruments, (3) changes in economic conditions in the United States and abroad, and (4) other risks, uncertainties and other factors described in the Company's quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company's other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.

Company Contact:
Miriam Martinez
Emergent Capital, Inc.
Chief Financial Officer
561.995.4366
IR@emergentcapital.com
www.emergentcapital.com

# # #

-SELECTED FINANCIAL TABLES FOLLOW-

Emergent Capital, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31,

	2017	2016

Income
Change in fair value of life settlements	$51,551	$864
Other income	322	251
Total income (loss)	51,873	1,115
Expenses
Interest expense	32,797	29,439
Change in fair value of Revolving Credit Facilities	4,501	(1,898)
Loss on extinguishment of debt	2,018	554
Personnel costs	5,069	6,070
Legal fees	3,721	6,427
Professional fees	4,445	7,081
Insurance	783	835
Other selling, general and administrative expenses	1,777	2,036
Total expenses	55,111	50,544
Income (loss) from continuing operations before income taxes	(3,238)	(49,429)
Benefit for income taxes	—	—
Net income (loss) from continuing operations	$(3,238)	$(49,429)
Discontinued Operations:
Income (loss) from discontinued operations	$(271)	$(260)
Benefit for income taxes	—	—
Net income (loss) from discontinued operations	(271)	(260)
Net income (loss)	$(3,509)	$(49,689)
Basic and diluted income (loss) per share:
Continuing operations	$(0.04)	$(1.79)
Discontinued operations	$—	$(0.01)
Net income (loss)	$(0.04)	$(1.80)
Weighted average shares outstanding:
Basic and Diluted	82,323,050	27,660,711

Emergent Capital, Inc.
CONSOLIDATED BALANCE SHEETS
December 31,

	2017	2016
	(In thousands except share data)
ASSETS
Assets
Cash and cash equivalents	$18,131	$2,246
Cash and cash equivalents (VIE)	13,136	9,072
Certificates of deposit	1,010	6,025
Prepaid expenses and other assets	617	1,112
Deposits - other	53	—
Deposits - other (VIE)	1,377	1,347
Life settlements, at estimated fair value	750	680
Life settlements, at estimated fair value (VIE)	566,742	497,720
Receivable for maturity of life settlements (VIE)	30,045	5,000
Fixed assets, net	145	232
Investment in affiliates (VIE)	2,384	2,384
Total assets	$634,390	$525,818
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$2,015	$2,590
Accounts payable and accrued expenses (VIE)	753	593
Other liabilities	451	359
Interest payable - 8.5% Convertible Notes	46	2,272
8.5% Convertible Notes, net of discount	1,098	60,535
Interest payable - 5.0% Convertible Notes (Note 11)	1,432	—
5.0% Convertible Notes, net of discount and deferred debt costs (Note 11)	68,654	—
Interest payable - 15.0% Senior Secured Notes (Note 12)	—	213
15.0% Senior Secured Notes, net of discount (Note 12)	—	29,297
Interest payable - 8.5% Senior Secured Notes (Note 13)	132	—
8.5% Senior Secured Notes, net of discount and deferred debt costs (Note 13)	33,927	—
White Eagle Revolving Credit Facility, at estimated fair value (VIE)	329,240	257,085
Total liabilities	$437,748	$352,944
Commitments and Contingencies
Stockholders’ Equity
Common stock (par value $0.01 per share, 415,000,000 and 80,000,000 authorized at December 31, 2017 and December 31, 2016; 158,495,399 issued and 157,887,399 outstanding at December 31, 2017; 29,021,844 issued and 28,413,844 outstanding as of December 31, 2016	1,585	290
Preferred stock (par value $0.01 per share, 40,000,000 authorized; 0 issued and outstanding as of December 31, 2016 and 2015)	—	—
Treasury stock (608,000 as of December 31, 2016 and 2015)	(2,534)	(2,534)
Additional paid-in-capital	333,629	307,647
Accumulated deficit	(136,038)	(132,529)
Total stockholders’ equity	196,642	172,874
Total liabilities and stockholders’ equity	$634,390	$525,818

Selected Operating Data (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Period Acquisitions — Policies Owned
Number of policies acquired	—	0	—	1
Average age of insured at acquisition	—	—	—	90.3
Average life expectancy — Calculated LE (Years)	—	—	—	2.3
Average death benefit	$—	$—	$—	$690
Aggregate purchase price	$—	$—	$—	$16
End of Period — Policies Owned
Number of policies owned	608	621	608	621
Average age of insured	83.4	82.4	83.4	82.4
Average death benefit per policy	$4,738	$4,745	$4,738	$4,745
Average Life Expectancy — Calculated LE (Years)	8.3	9.0	8.3	9.0
Aggregate Death Benefit	$2,880,487	$2,946.511	$2,880,487	$2,946,511
Aggregate fair value	$567,492	$498.4	$567,492	$498,400
Monthly premium — average per policy	$12.3	$11.0	$12.3	$11.0
Period Maturities
Number of policies matured	3	2	13	12
Average age of insured at maturity	84.4	86.1	82.8	85.7
Average life expectancy - Calculated LE (Years)	5.5	2.1	4.5	3.4
Aggregate death benefit	$7,604	$7,480	$67,176	$37,460
Gains on maturity	$5,287	$3,098	$35,891	$17,876
Proceeds collected	$7,759	$22,480	$42,131	$50,460

Company Contact:
Miriam Martinez
Emergent Capital, Inc.
Chief Financial Officer
561.995.4366
IR@emergentcapital.com
www.emergentcapital.com